AMENDMENT NUMBER TWO TO
                       THE 1992 LIFE RE CORPORATION
                             STOCK OPTION PLAN

          This Amendment Number Two (this "Amendment") to the 1992 Life Re Corporation Stock Option Plan is entered into by the Board of Directors (the "Board") of Life Re Corporation (the "Company") to be effective on the Effective Date (as hereinafter defined).

                         WITNESSETH

          WHEREAS, the Company maintains a stock option plan, the 1992 Life Re Corporation Stock Option Plan (the "Plan"), for the benefit of its "key personnel"; and

          WHEREAS, the Board of Directors is empowered to amend the Plan pursuant to Section 3.1 thereof; and

          WHEREAS, the Board of Directors wishes to amend the Plan to provide (i) that members of the Stock Option Plan Committee shall meet the definitional requirements of (1) an "outside director" under section 162(m) of the Code and (2) a "Non-Employee Director" under Rule 16b-3 under the 1934 Act, and (ii) for the transferability, in certain instances, of nonqualified stock options granted under the Plan.

          NOW, THEREFORE, the Board of Directors has determined that the Plan shall be amended, effective as of the date set forth below, as follows:

     1. Defined Terms. Terms not defined herein will have the meanings assigned to such terms under the Plan.

     2. Members of the Stock Option Plan Committee. Section 1.2(a) of the Plan is hereby amended and restated to read as follows:

               "(a)      The Plan shall be administered by the Stock
               Option Plan Committee ("Committee") of the Board of Directors of the Company, which shall be composed solely of two or more directors each of whom shall qualify as a (i) "Non-Employee Director" within the meaning of Rule 16b-3(3) under the 1934 Act and (ii) an "outside director" within the meaning of Treasury regulation section 1.162-27(e)(3) under section 162(m) of the Code."

     3. Transferability. Section 3.3 of the Plan is hereby amended by adding the following sentence to the end of Section 3.3:

               "Notwithstanding anything contained in the Plan to the contrary, the Committee, in its sole discretion, may provide in any Option Agreement that an option, other than an incentive stock option, may be transferable by the grantee to
               (i) the grantee's spouse, siblings, parents, children and/or grandchildren, or to any other person which the Committee may specify in the Option Agreement (each, a "Transferee"),
               (ii) trusts established solely for the benefit of any Transferee(s), (iii) partnerships, corporations, limited liability companies or other entities of which the only interest holders are the grantee and/or Transferee(s) (or trusts for such Transferee(s)), and/or (iv) charitable organizations or private foundations."

     4.   Choice of Law.  A new Section 3.14 is hereby added to the Plan:

               "3.14     Choice of Law.   The interpretation, performance,
               and enforcement of the Plan shall be governed by the laws of the State of Delaware and applicable federal law without reference to principles of conflict of laws."

     5. Effective Date. This Amendment shall be effective as of the date it is approved by the Board of Directors of the Company.

     6. Governing Law. This Amendment shall be governed by the same law as applies to the interpretation of the Plan.

          IN WITNESS WHEREOF, this Amendment is executed on this 1st day of January 1997 to be effective on the Effective Date.

                                   LIFE RE CORPORATION

                                   By: /s/ Rodney A. Hawes, Jr.
                                   Name:  Rodney A. Hawes, Jr.
                                   Title: Chairman and Chief
                                          Executive Officer